Exhibit 99.1

In January 2018, Celgene entered into an agreement to acquire Juno Therapeutics, Inc., an integrated biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer.

Under the terms of the merger agreement, Celgene will pay $87 per share in cash, or a total of approximately $9 billion, net of cash and marketable securities acquired and Juno shares already owned by Celgene (approximately 9.7% of outstanding shares). Adding to Celgene's lymphoma program, JCAR017 represents a potentially best-in-class CD19-directed CAR T currently in a pivotal program for relapsed and/or refractory DLBCL. This acquisition will complement Celgene’s leadership in hematology and oncology as well as advance Celgene’s global leadership in cellular immunotherapy.

The transaction is subject to customary closing conditions, including the tender of a number of shares of Juno common stock that represent at least a majority of outstanding shares, and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Celgene expects to fund the transaction through a combination of existing cash and new debt. The transaction is expected to close in the first quarter of 2018.

The tender offer described herein has not yet commenced. The description contained herein is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Juno. At the time the tender offer is commenced, Celgene and Blue Magpie Corporation (“Purchaser”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Juno intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Celgene, Purchaser and Juno intend to mail these documents to the stockholders of Juno. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND JUNO STOCKHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. STOCKHOLDERS OF JUNO WILL BE ABLE TO OBTAIN A FREE COPY OF THESE DOCUMENTS (WHEN THEY BECOME AVAILABLE) AND OTHER DOCUMENTS FILED BY JUNO, CELGENE OR PURCHASER WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.